FORM 4
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                                                              OMB APPROVAL
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                                                      OMB Number.......3235-0287
                                                      Expires: December 31, 2001
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Actof 1940


[_] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
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1. Name and Address of Reporting Person

   Perel, Sabrina
   c/o Kroll Inc.
   900 Third Avenue
   New York, NY  10022
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2. Issuer Name and Ticker or Trading Symbol

   Kroll Inc. ("KROL")
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   November 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [_] Director                 [_] 10% Owner     [X] Officer (give title below)
   [_] Other (specify below)

   Vice President and General Counsel
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [_] Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/26/01|  M  | |    1,500        | A |  $6.375   |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/26/01|  S  | |    1,400        | D |  $14.01   |                   |      |                           |
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Common Stock             |11/26/01|  S  | |     100         | D |  $14.04   |         0         |      |                           |
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)
                                                                     Page 1 of 2

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of         |2.Con-  |3.      |4.    |5.Number of De|6.Date Exer      |7.Title and Amount|8.Price|9.Number   |10.|11.Nature |
  Derivative       |version |Transaction    | rivative Secu|cisable and      |  of Underlying   |of Deri|of Deriva  |Dir|of In-    |
  Security         |or Exer |        |      | rities Acqui |Expiration       |  Securities      |vative |tive       |ect|direct    |
                   |cise    |        |      | red(A) or Dis|Date(Month/      |                  |Secu   |Securities |(D)|Beneficial|
                   |Price of|        |      | posed of(D)  |Day/Year)        |                  |rity   |Benefi     |or |Ownership |
                   |Deriva- |        |      |              |Date    |Expir   |                  |       |ficially   |Ind|          |
                   |tive    |        |      |          | A/|Exer-   |ation   |  Title and Number|       |Owned at   |ire|          |
                   |Secu-   |        |    | |          | D |cisa-   |Date    |  of Shares       |       |End of     |ct |          |
                   |rity    |Date    |Code|V|  Amount  |   |ble     |        |                  |       |Month      |(I)|          |
-----------------------------------------------------------------------------------------------------------------------------------|
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Employee           |        |        |    | |          |   |        |        |Common  |         |       |           |   |          |
Stock Option       | $6.375 |11/26/01| M  | |  1,500   | D |  (1)   |05/12/10|Stock   |  2,000  |       |   500     | D |          |
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                   |        |        |    | |          |   |        |        |        |         |       |           |   |          |
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                   |        |        |    | |          |   |        |        |        |         |       |           |   |          |
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                   |        |        |    | |          |   |        |        |        |         |       |           |   |          |
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

(1) The options become exercisable in four equal installments as follows: one quarter vesting on May 12, 2001, then each of the remaining three quarters on the later to occur of (a) Kroll Inc.'s achieving a minimum stock price of $10, $14 and $18, respectively, for twenty consecutive trading days and
     (b) May 12, 2001, November 12, 2001 and May 12, 2002, respectively. Notwithstanding this vesting schedule, any unvested options will vest in full on May 12, 2009. Of these options, 1,500 were exercisable as of November 12, 2001 and 500 have not vested yet.



                                               /s/ Sabrina Perel
                                               --------------------------------
                                               ** Signature of Reporting Person




                                               December 10, 2001
                                               ------------------------
                                               Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)
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